                                                                      Exhibit 21

                         FLOUR CITY INTERNATIONAL, INC.

                            SIGNIFICANT SUBSIDIARIES

                 NAME OF SUBSIDIARY                    PERCENT OWNERSHIP   JURISDICTION OF INCORPORATION
                 ------------------                    -----------------   -----------------------------
Flour City Architectural Metals, Inc.................         100%                 Delaware

Flour City Arlo Corporation..........................          55%                Philippines

Flour City Architectural Metals (Pacific) Ltd........         100%          British Virgin Islands

Flour City Architectural Metals (L) Ltd..............         100%             Lubuan, Malaysia

Flour City Architectural Metals (Asia) Ltd...........         100%                 Hong Kong

Kasion F.C. Ltd......................................         100%                 Thailand

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